Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NOVO NORDISK A/S, AS BUYER,

AND

NEOSE TECHNOLOGIES, INC., AS SELLER

dated as of September 17, 2008

ARTICLE VIII TERMINATION		41

Section 8.1	Termination	41
Section 8.2	Procedure and Effect of Termination	42

ARTICLE IX MISCELLANEOUS		43

Section 9.1	Governing Law; Jurisdiction; Venue; Service Of Process	43
Section 9.2	Notices	44
Section 9.3	Benefits of Agreement	45
Section 9.4	Amendments and Waivers	45
Section 9.5	Cumulative Rights	45
Section 9.6	Expenses	45
Section 9.7	Waiver of Jury Trial	45
Section 9.8	Assignment	45
Section 9.9	Enforceability; Severability	46
Section 9.10	Entire Agreement	46
Section 9.11	Counterparts	46

SCHEDULES TO ASSET PURCHASE AGREEMENT

Schedule 1.1(a)	Transferred Patent Rights
Schedule 1.1(b)(i)	Neose Retained Intellectual Property
Schedule 1.1(b)(ii)	Other Excluded Intellectual Property
Schedule 1.1(c)	Transferred Trademarks
Schedule 2.2(a)(iv)	Assumed Contracts
Schedule 2.2(b)	Transition Plan
Schedule 2.8	Privileged Documents and Opinions
Schedule 3.1	Affiliates
Schedule 3.3(b)	Conflicts
Schedule 3.5	Permits and Required Consents
Schedule 3.7	Certain Liens to Title
Schedule 3.10	Material Undisclosed Liabilities
Schedule 3.11	Changes
Schedule 3.12(a)	Registered Transferred Intellectual Property
Schedule 3.12(b)	Covenants Not to Sue
Schedule 3.12(c)	Intellectual Property Litigation and Infringement
Schedule 3.12(d)	License Grants
Schedule 3.12(e)	Certain Liens on Transferred Intellectual Property
Schedule 3.13(b)	Transfer Restrictions
Schedule 5.6	Interim Operations
Schedule 6.4(b)(i)	Seller’s Wire Transfer Instructions

EXHIBITS TO ASSET PURCHASE AGREEMENT

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of BGX License Agreement
Exhibit C	Form of BGX Sublicense Agreement
Exhibit D	Form of Novo Assignment and Assumption Agreement
Exhibit E	Form of Patent Cooperation Agreement
Exhibit F	Form of Post-Closing Confidentiality Agreement
Exhibit G-1	Form of Buyer Press Release
Exhibit G-2	Form of Seller Press Release

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 17, 2008, is by and between Neose Technologies, Inc., a Delaware corporation (“Seller”), and Novo Nordisk A/S, a limited liability company organized under the laws of Denmark (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer are currently party to (i) that certain Research, Development and License Agreement, dated as of October 31, 2006, relating to recombinant coagulation Factor VIIa, (ii) that certain Research, Development and License Agreement, dated as of November 2, 2007, relating to recombinant coagulation Factor VIII, and (iii) that certain Research, Development and License Agreement, dated as of November 2, 2007, relating to recombinant coagulation Factor IX (collectively, the “Collaboration Agreements”) pursuant to which Seller and Buyer have collaborated in the discovery of long-acting next generation recombinant coagulation compounds (the “Collaboration”);

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer to Buyer and Buyer desires to acquire the Purchased Assets (as defined herein) including substantially all of the assets used in or generated under or in connection with the Collaboration Agreements;

WHEREAS, simultaneously with the sale of the Purchased Assets, subject to approval by Seller’s stockholders, Seller intends to sell substantially all of its remaining assets to BioGeneriX AG (“BGX”) pursuant to an asset purchase agreement between Seller and BGX (the “BGX Asset Purchase Agreement”) and will enter into a license agreement (the “BGX License Agreement”) and a sublicense agreement (the “BGX Sublicense Agreement”) with BGX, pursuant to which Seller will exclusively license or sublicense, as the case may be, certain of its rights in the Transferred Intellectual Property (as hereinafter defined) to BGX for use in the BGX Field of Use (as hereinafter defined);

WHEREAS, at the closing of the asset sale transaction contemplated hereby, Seller and Buyer shall terminate the Collaboration Agreements and Seller intends to assign the BGX License Agreement and the BGX Sublicense Agreement to Buyer, and Buyer shall assume all of Seller’s rights, duties and obligations thereunder; and

WHEREAS, after closing of the sale, Seller intends to dissolve and distribute its remaining assets to its stockholders;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.            Definitions.  The capitalized terms used in this Agreement have the respective meanings ascribed to them as follows:

“Acquisition Proposal” means any bona fide written proposal (other than the asset sale and related transactions contemplated by the BGX Asset Purchase Agreement), made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Seller pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, licensing transaction, tender or exchange offer or similar transaction involving Seller, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, Seller.  For purposes of the definition of Acquisition Proposal, a material portion of the assets of, or material equity interest in, Seller means greater than 20% of the assets of, or equity interest in, Seller.

“Act” means the United States Federal Food, Drug and Cosmetic Act and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such first Person.  For the purposes of this Agreement, none of The Novo Nordisk Foundation, Novo A/S or Novozymes A/S shall be deemed Affiliates of Buyer or any of its Affiliates.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means the applicable laws, rules, regulations, including any guidelines, or other requirements of any Governmental Authorities, that may be in effect from time to time.

“Applicable Period” has the meaning set forth in Section 5.7(b).

“Apportioned Obligations” has the meaning set forth in Section 5.8(b).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“BGX” has the meaning set forth in the recitals.

“BGX Asset Purchase Agreement” has the meaning set forth in the recitals.

“BGX Field of Use” means the discovery, research, development, commercialization or other Exploitation of any peptide or protein in any field, use, product, method or application utilizing any Intellectual Property under the BGX Transferred Assets or the Purchased Assets, other than in any case in the Novo Field of Use.

“BGX License Agreement” has the meaning set forth in the recitals.

“BGX Licensed Intellectual Property” means the Intellectual Property licensed to BGX pursuant to the BGX License Agreement and the BGX Sublicense Agreement.

“BGX Sublicense Agreement” has the meaning set forth in the recitals.

“BGX Transferred Assets” has the meaning set forth in Section 2.2(c)(i).

“Books and Records” means, to the extent related to the Purchased Assets, all books, records, files (including data files) and documents (including research and development records, annuity payment reports, correspondence and, to the extent not originals, true, accurate and complete copies of all files and memoranda relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Transferred Intellectual Property, including file wrappers, ribboned and sealed letters patents, written third party correspondence, records and documents related to the Seller Collaboration Activities, including laboratory notebooks, procedures, tests, dosage information, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all pharmacovigilence and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are owned or Controlled by Seller.

“Business” means the business conducted by Seller involving the research and development of therapeutic proteins and licensing of its Intellectual Property and activities incidental thereto.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or Copenhagen, Denmark or that is a day on which banking institutions located in New York, New York or Copenhagen, Denmark are authorized or required by Applicable Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer’s Knowledge” (and similar phrases) means the knowledge of any executive officer or director of Buyer, and the knowledge any such Person would have had if he had performed his services and duties in the ordinary course of business on behalf of Buyer in a reasonably diligent manner.

“Change in Recommendation” has the meaning set forth in Section 5.7(c).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Collaboration” has the meaning set forth in the recitals.

“Collaboration Agreements” has the meaning set forth in the recitals.

 “Consent” means, with respect to a Contract, any consent or approval of any Person other than either party to this Agreement that, in accordance with the terms of such Contract, is required to be obtained for the assignment thereof to Buyer.

“Contracts” means contracts, commitments, arrangements, agreements, leases, subleases, licenses, sublicenses, purchase orders for the sale or purchase of goods or services and any other understandings, in each case whether oral or written.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) for purposes of the definition of Affiliate, a Person that (i) owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than 50% of the voting equity of the other Person, or (ii) has the ability to direct, cause the direction of, or control the actions of such other Person, whether through direct or indirect ownership of voting equity, by Contract or otherwise and (b) when used with respect to any item of Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property.

“Copyrights” means all copyrights and database rights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Dollars” or “$” means United States dollars.

“Employee” means an individual who is currently providing services to Seller in respect of the Purchased Assets as an employee or consultant of Seller.

“Employee Benefit Plan” means (i) each written employment, severance, change-in-control, retention, equity incentive, compensation or similar plan, program, agreement or arrangement covering one or more Employees of Seller; and (ii) each pension or other employee benefit plan of Seller.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” means any and all applicable laws (including common law), statutes, treaties, judicial decisions, regulations, rules, judgments, orders, decrees, writs, awards, injunctions, permits or governmental restrictions of any Governmental Authority, or any written agreement with any Governmental Authority, relating to the protection of the environment or natural resources, pollution or contaminants, hazardous wastes  or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.21(b).

“Exchange Act” has the meaning set forth in Section 3.6.

“Excluded Assets” has the meaning set forth in Section 2.2(c).

“Excluded Intellectual Property” means all right, title and interest of Seller in and to Intellectual Property, relating exclusively to the Exploitation of (i) non-GlycoPEGylated glycolipids or oligosaccharides, in each case not attached to a peptide or protein, including the Patent Rights set forth on Schedule 1.1(b)(i), and (ii) the Patent Rights set forth on Schedule 1.1(b)(ii).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Existing Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of March 18, 2008, by and between Buyer and Seller.

“Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, importation, exportation, transportation, distribution, promotion and marketing activities related thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“G-CSF” means any and all forms of granulocyte-colony stimulating factor, including full length G-CSF, truncated G-CSF, fusion proteins, fragments, derivatives, analogs, mutants, splice variants, and conjugates with other molecular entities such as proteins, peptides, organic or inorganic substances.

“Governmental Authority” means any supra-national, federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority (including stock exchanges), court or other authority or tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality anywhere in the world.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or words of similar meaning, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, petroleum products, petroleum hydrocarbons, petroleum by-products, crude oil, and any components, fractions or derivatives thereof, methyl tertiary butyl ether, ammonia, asbestos, urea, formaldehyde and polychlorinated biphenyls, and any substance, waste or material which is regulated as hazardous by any applicable Environmental Law.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, including (a) Patent Rights, (b) Trademarks, (c) Know-How, (d) all completed or pending registrations, renewals or applications for registration or renewal of any of the foregoing, (e) copies and tangible embodiments of any of the foregoing (in whatever form or media) and (f) other tangible and intangible information or material.

“Inventory” has the meaning set forth in Section 2.2(a)(iii).

“Know-How” means any and all formulae, procedures, processes, methods, designs, know-how, trade secrets and other proprietary information, discoveries, licenses, software and source code, programs, prototypes, designs, techniques, ideas, concepts, data, engineering and Manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced to writing.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Magnolia” has the meaning set forth in Section 2.2(c)(ix).

“Manufacture” and “Manufacturing” means, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

“Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of facts, circumstances, developments, changes or effects, (a) is materially adverse to the business, assets, liabilities, operations, condition (financial or otherwise), or results of operations of Seller, taken as a whole, (b) is materially adverse to the Purchased Assets, or (c) materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, other than, in the case of (a) or (c), any event, state of facts, circumstance, development, change or effect resulting from (i) changes in general economic market conditions, (ii) general changes or developments in the industries in which Seller operates; (iii) changes in the price or trading volume of Seller’s common stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect has occurred), (iv) changes in U.S. GAAP, (v) that can be directly attributed to the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by Seller at the written request or with the prior written consent of Buyer, (vi) any failure by Seller to meet revenue or earnings projections, in and of itself (provided that the underlying changes, events, occurrences, states of facts or developments that caused or contributed to such failure to meet published revenue or earnings projections may otherwise be taken into consideration in determining whether a Material Adverse Effect has occurred); (vii) acts of war or terrorism or natural disasters, except, in the case of the foregoing clauses (i), (ii), (iii) and (vii) to the extent such changes or developments referred to therein have a disproportionate impact on Seller relative to other industry participants or would prevent or materially impair or materially delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Mutual Release Agreement” means the mutual release agreement to be entered into as of the Closing Date by and between Buyer and BGX.

“Notice of Termination” has the meaning set forth in Section 8.2(a).

“Novo Field of Use” means the discovery, research, development, commercialization or other Exploitation of any compound or product developed utilizing any Intellectual Property under the BGX Transferred Assets or the Purchased Assets, for the use in the prevention or treatment of acquired or hereditary hemorrhagic disorders as defined in WHO, ICD-10, Chapter III, D65 through D69, but does not include any compound or product comprising, derived from, or containing G-CSF or any erythropoietin.

“NRC License Agreement” means the License Agreement with the National Research Council of Canada, dated May 26, 2000 and amended June 15, 2005.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Patent Rights” means individually and collectively any and all patents and/or patent applications and provisional applications, all inventions disclosed therein, and any and all continuations, continuations-in-part, continued prosecution applications, divisions, renewals, patents of addition, reissues, confirmations, registrations, revalidations, revisions and re-examinations thereof, utility models, petty patents, design registrations and any all patents issuing therefrom and any and all foreign counterparts thereof and extensions of any of the foregoing, including under the United States Patent Term Restoration Act, and Supplementary Protection Certificates (SPCs) according to Counsel Regulation (EEC) No. 1768/92 and similar extensions for other patents under any Applicable Laws.

“Permits” has the meaning set forth in Section 3.5.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable and (b) statutory worker’s, carrier’s, mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business and consistent with past practice and that are not delinquent.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Post-Closing Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Post-Closing Tax Period” has the meaning set forth in Section 5.8(b).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences on or before the Closing Date but ends thereafter, the portion of such period up to and including the Closing Date.

“Proxy Statement” has the meaning set forth in Section 3.4.

“Purchase Price” has the meaning set forth in Section 2.1(a)(i).

“Purchase Price Allocation” has the meaning set forth in Section 2.6(a).

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Reagents” means the enzymes and sugar nucleotides that are (i) Manufactured for the Collaboration or (ii) solely related to the use of the Transferred Intellectual Property within the Novo Field of Use, in each case to be transferred to Buyer in accordance with the Transition Plan.

“Recommendation” has the meaning set forth in Section 3.2(a).

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either party in connection with this Agreement, exclusive of the BGX Asset Purchase Agreement and any related or ancillary documents thereto.

“Required Consents” has the meaning set forth in Section 3.5.

“Required License Agreements” shall mean (i) the Exclusive License Agreement for Method of Producing Secretable Glycosyltransferases and Golgi Processing Enzymes and Production of Soluble Recombinant Beta-Galactoside Alpha-2,3 Sialyltransferase between The Regents of the University of California and Cytel Corporation, dated February 25, 1999, as amended March 23, 1999 to substitute Seller for Cytel, as amended December 8, 2003, as amended January 24, 2005, as amended March 23, 2005, (ii) the License Agreement between New England Biolabs Inc. and Seller, dated March 10, 2004, as amended March 10, 2005 and (iii) the Amended and Restated License Agreement, with effective date August 1, 2003, by and between Seller and The Regents of the University of Michigan.

“Required Licensors” shall mean The Regents of the University of California, New England Biolabs Inc. and The Regents of the University of Michigan.

“Required Stockholder Vote” has the meaning set forth in Section 3.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.6.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Collaboration Activities” means those tests, studies and other activities conducted by or on behalf of Seller under or in connection with or related to the Collaboration Agreements.

“Seller Commission Filings” has the meaning set forth in Section 3.8.

“Seller Financials” has the meaning set forth in Section 3.9.

“Seller License Agreement” has the meaning set forth in Section 6.4(a)(ii).

“Seller’s Financial Advisor” means RBC Capital Markets Corporation.

“Seller’s Knowledge” (and similar phrases) means the actual knowledge of any executive officer or director of Seller, Dori Mansur Ratka, Deputy General Counsel of Seller, or Rachel Rondinelli, Senior Director of Intellectual Property of Seller, after making due inquiry of the Employees having primary responsibility for such matter, and the knowledge any executive officer or director of Seller, Dori Mansur Ratka or Rachel Rondinelli would have had if he or she had performed his or her services and duties in the ordinary course of business on behalf of Seller in a reasonably diligent manner.

“Seller Stockholders Meeting” has the meaning set forth in Section 5.4(c).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Acquisition Proposal” means any unsolicited Acquisition Proposal made by a third party for consideration to Seller’s stockholders or Board of Directors providing for the payment or exchange of cash and/or securities for all of the shares of Seller’s capital stock then outstanding or all or substantially all the assets of Seller (other than the asset sale and related transactions contemplated by the BGX Asset Purchase Agreement), which the Board of Directors of Seller, acting in its good faith judgment in accordance with Section 5.7(h), determines (a) is superior to Seller’s stockholders from a financial point of view to the transactions contemplated by this Agreement and the Related Documents, (b) is reasonably likely to be consummated on its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and (c) if providing for the payment of cash to Seller or its stockholders, is supported by fully-committed financing, subject to customary conditions.

“Supply Agreement” means the Supply Agreement, dated July 12, 2007, by and between Buyer and Seller.

“Tail Policy” has the meaning set forth in Section 5.14.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under Applicable Law by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns.

“Trademark” means (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, domain name, brand name, logo or business symbol; (b) all registrations and applications for any of the foregoing; (c) all goodwill associated with any of the foregoing; and (d) all rights and priorities connected with the foregoing afforded under Applicable Law.

“Transfer Date” means with respect to an Assumed Contract requiring a Consent, the date such Consent is obtained and such Assumed Contract is duly assigned to Buyer.

“Transferred Copyrights” means all Copyrights Controlled by Seller as of the Closing Date which relate to any Transferred Patent Rights, the Collaboration or the Novo Field of Use.

“Transferred Intellectual Property” means the (a) Transferred Patent Rights, (b) Transferred Know-How, (c) Transferred Trademarks, (d) Transferred Copyrights, and (e) Transferred Reagent Intellectual Property.

“Transferred Know-How” means all Know-How Controlled by Seller as of the Closing Date which relates to any of the Transferred Patent Rights, the Novo Field of Use or the Collaboration.

“Transferred Patent Rights” means (i) all Patent Rights Controlled by Seller that relate to the Collaboration or the Novo Field of Use including those Patent Rights listed on Schedule 1.1(a); and (ii) all Patent Rights Controlled by Seller which, due to the requirement to maintain common ownership of patents or patent applications linked by a valid terminal disclaimer under the laws of the United States or under the laws now in effect or hereinafter enacted in any jurisdiction, are required to be owned by the same Person as any Patent Rights set forth in clause (i).

“Transferred Reagent Intellectual Property” means all Intellectual Property Controlled by Seller in the Novo Field of Use that covers the Reagents.

“Transferred Trademarks” means all Trademarks Controlled by Seller that relate to the Collaboration or the Novo Field of Use listed on Schedule 1.1(c).

“Transfer Taxes” has the meaning set forth in Section 5.8(a).

“Transition Plan” has the meaning set forth in Section 2.2(b).

“U.S. GAAP” has the meaning set forth in Section 3.9.

Section 1.2.            Interpretation.

(a)           Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b)           Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement:  (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (iii) a reference to any Contract includes amendments, modifications and supplements made from time to time in accordance with the terms thereof, provided that with respect to any Contract listed on any Schedule, all such amendments, modifications or supplements must also be listed in the appropriate Schedule; (iv) a reference to an Applicable Law includes any amendment or modification to such Applicable Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement; (viii) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision; and (ix) “commercially reasonable efforts” of a party to this Agreement shall be construed as the efforts that a prudent Person in such party’s industry, desirous of achieving a result, would use in similar circumstances to achieve that result as expeditiously as possible.

(c)           The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
PURCHASE AND SALE

Section 2.1.            Purchase and Sale of Assets; Purchase Price.

(a)           Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in, to and under all of the Purchased Assets.  In consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, at the Closing and pursuant to the terms and subject to the conditions hereof, Buyer shall:

(i)           pay Seller an amount equal to $21,000,000.00 (the “Purchase Price”); and

(ii)          assume the Assumed Liabilities.

(b)           Buyer shall deliver the Purchase Price, by wire transfer of immediately available funds to the account set forth on Schedule 6.4(b)(i).

Section 2.2.            Purchased Assets; Excluded Assets.

(a)           The term “Purchased Assets” means all of Seller’s right, title and interest in and to all properties and assets (tangible or intangible) used in or generated under or in connection with the Collaboration Agreements, other than the Excluded Assets (as set forth in Section 2.2(c)), including the following:

(i)           the Transferred Intellectual Property;

(ii)          all tangible embodiments of the Transferred Intellectual Property, such as Books and Records, including original files of any Transferred Patent Rights, and copies of any information relating to any Tax imposed on the Transferred Intellectual Property;

(iii)         all right, title and interest in and to all inventory of any Reagents in Seller’s possession or control as of the Closing Date (collectively, the “Inventory”);

(iv)          all rights in, under and to the Contracts set forth in Schedule 2.2(a)(iv) (collectively, the “Assumed Contracts”), including all rights to receive goods and services purchased pursuant to such Contracts, Contracts by which Seller Controls any Transferred Intellectual Property, and rights to assert claims and take other actions in respect of breaches or other violations of the foregoing; and

(v)           all claims, counterclaims, credits, causes of action, rights of recovery, and rights of indemnification or setoff against third parties, insurance benefits and other claims exclusively or primarily relating to the Seller Collaboration Activities, any Purchased Assets or the Assumed Liabilities and all other intangible property rights that relate to the Seller Collaboration Activities, any Purchased Assets or the Assumed Liabilities.

(b)           Transition Plan.  Buyer, Seller and BGX shall cooperate in the transfer of the tangible embodiments of the Transferred Intellectual Property and Books and Records included in the Purchased Assets that are to be delivered to Buyer at Closing in accordance with Section 2.2 and the written transition plan as set forth on Schedule 2.2(b) (as the same may be amended from time to time prior to the Closing Date by written agreement of Seller and Buyer, the “Transition Plan”).  The Transition Plan, as amended through the Closing Date, sets forth the full and complete delivery requirements of Seller with respect to the Purchased Assets hereunder.  Any copying fees and expenses relating to the Purchased Assets incurred in connection with the Transition Plan or the implementation thereof shall be borne by Seller and any transportation or shipping fees relating to the Purchased Assets shall be borne by Buyer.  In accordance with the Transition Plan, Seller will cooperate with any reasonable arrangements agreed upon by Buyer and BGX with respect to ensuring access following the Closing to Books and Records embodied in electronic databases or other formats that cannot reasonably be divided or copied.

(c)           Notwithstanding Section 2.2(a), Buyer shall not acquire from Seller pursuant to this Agreement any of the following assets of Seller (the “Excluded Assets”):

(i)            all assets to be transferred to BGX pursuant to the BGX Asset Purchase Agreement (the “BGX Transferred Assets”);

(ii)           all cash, cash equivalents, investments, securities and bank or other deposit accounts of Seller;

(iii)          any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes paid or to be paid by Seller;

(iv)          all tangible assets and properties including equipment, supplies, raw materials, accessories, tooling, tools, fixtures and furniture, wherever located, other than the Inventory and the Books and Records;

(v)           other than the copies of any Tax records described in Section 2.2(a)(ii), any records (including accounting records) related to Taxes paid or payable by Seller and all financial and Tax records that form part of the general ledger of Seller;

(vi)          all insurance benefits, including rights and proceeds, arising from or relating to the Excluded Assets or the Excluded Liabilities;

(vii)         Seller’s certificate of incorporation, bylaws, minute books, stock records and corporate seal;

(viii)        any Contract that is not an Assumed Contract;

(ix)           any right relating to Magnolia Nutritionals LLC (“Magnolia”)

(x)            any right, title or interest to the Excluded Intellectual Property; and

(xi)           any of the rights of Seller under this Agreement and the Related Documents.

Section 2.3.            Assumed Liabilities; Excluded Liabilities.

(a)           Assumed Liabilities.  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from Seller, the Assumed Liabilities.  “Assumed Liabilities” means (i)

performance obligations arising under the Assumed Contracts accruing with respect to the period commencing, as applicable, after the Closing Date or the Transfer Date (if Consent to assignment thereof is required) (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof); or (ii) all other liabilities related to the Purchased Assets to the extent incurred after the Closing Date. Notwithstanding any other provision of this Agreement, Buyer does not assume and has no responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities specifically identified in this Section 2.3(a).

(b)           Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Buyer nor any of its Affiliates is assuming any liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses or assets) of whatever nature, whether presently in existence or arising hereafter, other than the Assumed Liabilities.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Notwithstanding any provision in this Agreement or any other writing to the contrary and without limiting the generality of the term “Excluded Liabilities”, the Excluded Liabilities shall include:

(i)            all liabilities and obligations of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 5.8(b) and (c) hereof;

(ii)           all liabilities and obligations relating to employee benefits or compensation arrangements in relation to Seller or the Business, whether relating or attributable to, or arising during, the period before or after Closing, including all liabilities or obligations under any employee benefit agreements, retention, severance or other plans or other arrangements, whether or not under Employee Benefit Plans;

(iii)          all liabilities and obligations arising from any Action relating to Seller, the Business or the Purchased Assets pending before any arbitrator or Governmental Authority;

(iv)          all liabilities and obligations relating to or arising from any presently or formerly owned, operated or leased asset, property or business of Seller that is not a Purchased Asset, whether relating or attributable to, or arising during, the period before or after Closing; and

(v)           all liabilities and obligations relating or attributable to, or arising during, the operation of the Business and any owned, leased or operated Purchased Asset prior to Closing, including in relation to any contract (including any Assumed Contract), agreement, lease, license, commitment, sales or purchase order or other instrument or in relation to Magnolia.

Section 2.4.            Closing.  Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan Lewis & Bockius LLP, 502 Carnegie Center, Princeton, NJ 08540, at 10:00 a.m. local time within five (5) Business Days following the satisfaction or waiver of all of the conditions or obligations set forth in Article VI, or such other time and place as Buyer and Seller may agree to in writing (such date, the “Closing Date”).

Section 2.5.            Procedures for Certain Purchased Assets Not Freely Transferable.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder.  Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of any third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto, so long as such arrangement does not limit the liquidation contemplated by Section 6.6.  Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

Section 2.6.            Purchase Price Allocation.

(a)           Prior to the Closing Date, Buyer shall provide to Seller copies of IRS Form 8594 and any required exhibits (the “Purchase Price Allocation”) setting forth Buyer’s proposed allocation of the Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) in accordance with Section 1060 of the Code.  Within 20 days after the receipt of the Purchase Price Allocation, Seller shall propose to Buyer any changes to the Purchase Price Allocation or shall be deemed to have indicated its concurrence therewith.  Buyer and Seller shall endeavor in good faith to resolve any differences with respect to the Purchase Price Allocation within 20 days after Buyer’s receipt of notice of objection from Seller.

(b)           If Seller objects to the Purchase Price Allocation within the period provided in Section 2.6(a) and Buyer and Seller are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters shall be finally and conclusively determined by an independent accounting firm of recognized national standing selected by Buyer and Seller, which firm shall not be the regular auditing firm of Buyer or Seller.  Promptly, but not later than 20 days after its acceptance of its appointment, such accounting firm shall determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and shall render a written report as to the disputed matters and the resulting allocation of the Purchase Price and the Assumed Liabilities, which report shall be conclusive and binding upon the parties.  Buyer and Seller shall, subject to the requirements of Applicable Law, file all Tax Returns and reports consistent with the allocation provided in the Purchase Price Allocation as determined by such accounting firm.  The fees and expenses of such accounting firm shall be shared equally by Buyer and Seller.

(c)           Seller and Buyer agree to act in accordance with the Purchase Price Allocation in any Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Applicable Law, unless there has been a final “determination,” as defined in Section 1313(a) of the Code, in which the allocation is modified.  Buyer and Seller shall cooperate in the preparation of such Tax Returns and file such forms as may be required by Applicable Law.  Neither Buyer nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other party, except as required by Applicable Law.  In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto in writing of such notice and resolution of the dispute.

Section 2.7.            Books and Records.  Subject to the Post-Closing Confidentiality Agreement and the Transition Plan, Buyer agrees and acknowledges that Seller may retain photocopies or other duplications of any and all Books and Records for Tax, regulatory, accounting, or other legitimate business purposes.

Section 2.8.            Privileges.  Buyer acknowledges that the Purchased Assets include certain attorney work product protections, attorney-client privileges and similar legal protections and privileges with which Seller may be entitled in connection with the Purchased Assets or Assumed Liabilities, including the freedom to operate opinions listed on Schedule 2.8. Accordingly, Seller is not waiving, and shall not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections or privileges with respect to the items listed on Schedule 2.8, to the extent allowed by Applicable Law, as a result of the disclosure of information to Buyer and its representatives in connection with this Agreement and the transactions contemplated by this Agreement.  Seller and Buyer (i) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (ii) are or may become joint defendants in Actions to which such protections and privileges may relate and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Actions to which such information or communications relate.  Seller agrees that it shall have no right or power after the Closing Date to waive any such protection or privilege included in any of the Purchased Assets and Seller shall take all actions reasonably requested by Buyer, at the expense of Buyer, in order to permit Buyer, at its sole discretion, to preserve or waive any such protection or privilege.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date, with each such representation and warranty subject to the disclosure Schedules of Seller referenced in such representation or warranty.

Section 3.1.            Organization, Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where any failure, individually or in the aggregate, to be so qualified or in good standing does not or could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, Seller has no, and since January 1, 2002 has not had, any Subsidiaries or Affiliates.  Magnolia has no rights to, under or in connection with the Purchased Assets.

Section 3.2.            Authority; Binding Agreements.

(a)           The Board of Directors of Seller, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Related Documents and the transactions contemplated hereby and thereby determining that the terms and conditions of this Agreement, the Related Documents and the transactions contemplated hereby and thereby are in the best interests of Seller and its stockholders, and recommending that Seller’s stockholders authorize the transactions contemplated by this Agreement and the Related Documents (the “Recommendation”).  The foregoing resolutions of the Board of Directors of Seller have not been modified, supplemented or rescinded and remain in full force and effect as of the date hereof.  The Board of Directors of Seller has received an opinion of Seller’s Financial Advisor to the effect that, as of the date of such opinion, the terms and conditions of the transactions contemplated by this Agreement and the Related Documents are fair, from a financial point of view, to Seller.  The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement.

(b)           No stockholder or other equityholder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement, the Related Documents or any of the transactions contemplated hereby or thereby, other than the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock (the “Required Stockholder Vote”).  Subject to obtaining the Required Stockholder Vote, the execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller.  Seller has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and, subject to obtaining the Required Stockholder Vote, to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller.  This Agreement and the Related Documents to which Seller is or will become a party are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

Section 3.3.            Conflicts.  The execution, delivery and performance by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)           conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Seller;

(b)           conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any material note, bond, lease, mortgage, indenture, Contract or other instrument or obligation to which Seller is a party, or by which Seller, the Collaboration or any of the Purchased Assets may be bound or affected, except as set forth on Schedule 3.3(b);

(c)           assuming the Required Stockholder Vote is obtained and the filings referred to in Section 5.4 are made, conflict with or violate in any material respect any Applicable Law with respect to Seller, the Business or any of the Purchased Assets; or

(d)           result in the creation or imposition of any Lien (other than Permitted Liens) upon any Purchased Asset.

Section 3.4.            Governmental Authorizations.  No consent, approval or authorization of, or registration, declaration or other similar action in respect of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Related Documents or the consummation of the transactions contemplated hereby and thereby, other than (i) a proxy statement related to the Seller Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), (ii) compliance with the rules of The Nasdaq Stock Market Inc., (iii) any notices, applications, authorizations or licenses required under Directive 2001/83/EC, Regulation (EC) No. 726/2004, each as amended, and relevant national implementations thereof and (iv) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the Related Documents.

Section 3.5.            Licenses and Permits.  Schedule 3.5(a) correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to Seller, the Business or the Purchased Assets (the “Permits”), including environmental Permits, together with the name of the Governmental Authority issuing such Permit.  The Permits are valid and in full force and effect.  Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.  Schedule 3.5(b) sets forth each Permit which requires a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).  None of the Permits will, assuming the related Required Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Section 3.6.            Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in, and that is included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing of the Proxy Statement to Seller’s stockholders or at the time of the Seller Stockholders Meeting or any other meeting of Seller’s stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement and the furnishing thereof by Seller will comply in all respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the General Corporation Law of the State of Delaware, as applicable.

Section 3.7.            Good Title.  Except as set forth on Schedule 3.7, (a) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the power and right to sell, convey, deliver, transfer and assign to Buyer, as applicable, the Purchased Assets, (b) to Seller’s Knowledge, there are no adverse claims of ownership to the Purchased Assets, and (c) Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets.  At the Closing, Seller will transfer to Buyer, good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.8.            SEC Filings.  Seller agrees to timely file all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) (such reports, registration statements, proxy statements and all other documents, together with any amendments thereto, are collectively referred to as the “Seller Commission Filings”).  The Seller Commission Filings filed with the Commission constitute, and the Seller Commission Filings to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that Seller was or will be required to file with the Commission from January 1, 2005, to the date hereof and the Closing Date, respectively.  As of their respective filing dates (or if amended or superseded by a filing date, then on the filing date of such amending or superseding filing), the Seller Commission Filings (i) were, and will be, prepared in accordance, and complied, or will comply, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Seller Commission Filings and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.9.            Financial Statements.  Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes thereto) contained (or to be contained) in the Seller Commission Filings (the “Seller Financials”), as of their respective filing dates, (i) complied, or will comply, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was, or will be, prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and (iii) fairly presented, or will present, in all material respects the consolidated financial position of Seller as at the respective dates thereof and the results of Seller’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

Section 3.10.          No Undisclosed Material Liabilities.  There are no liabilities or obligations of Seller or the Business (or otherwise relating to the Purchased Assets) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances, which could reasonably be expected to result in such a liability or obligation, except as and to the extent (i) disclosed on Schedule 3.10, (ii) provided for in the audited balance sheet of Seller as at December 31, 2007 (the “Seller Balance Sheet”) or in the notes thereto and (iii) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.11.          Absence of Changes.  Except as otherwise disclosed in the Seller Commission Filings filed prior to the date of this Agreement or as set forth in Schedule 3.11, since January 1, 2008 there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or would reasonably be expected to have a Material Adverse Effect.  Since January 1, 2002, Seller has not conducted any business operations other than as disclosed in the Seller Commission Filings.

Section 3.12.          Intellectual Property.

(a)           Schedule 3.12(a) sets forth a true, accurate and complete list of all registrations, applications for registration and similar filings with any Governmental Authority relating to the Transferred Intellectual Property owned by, Controlled by, or otherwise in the possession of, Seller (which Schedule identifies the applicable serial or other identifying number, country, filing, expiration date and title, if applicable) except for any such registrations or filings that are or were owned or Controlled by Buyer in connection with the Collaboration.  Seller has provided true, accurate and complete copies of all such registrations, applications and similar filings to Buyer, and has taken all action necessary to prosecute all of Seller’s existing applications and to maintain all such registrations in full force and effect, including having paid all required maintenance fees, and has not taken or failed to take any action that could reasonably be expected to have the effect of waiving any rights to the Transferred Intellectual Property.  Each such registration, application and similar filing has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies and, to Seller’s Knowledge, there is no material prior art relevant thereto or other impediment that may render the claims invalid or unenforceable.

(b)           Schedule 3.12(b) sets forth a true, accurate and complete list of all Contracts to which Seller is a party or otherwise bound and pursuant to which Seller grants the right to use, or a covenant not to be sued under, any Transferred Intellectual Property or obtains the right to use, or a covenant not to be sued under, any Intellectual Property used in or necessary for the conduct of the Seller Collaboration Activities.

(c)           Except for third party rights under the Assumed Contracts or as set forth on Schedule 3.12(c), (i) the Transferred Intellectual Property is, to Seller’s Knowledge, enforceable and valid and (ii) none of the Transferred Intellectual Property is the subject of (A) any pending Action (including, with respect to Patent Rights, inventorship challenges, interferences, reissues, reexaminations and oppositions or similar Actions) or any Order or other agreement to which Seller is a party restricting (x) the use of any Transferred Intellectual Property in connection with the Collaboration as it has been or is presently conducted by Seller or, to Seller’s Knowledge, by Buyer, or (y) the assignment, disclosure or license thereof by Seller, or (B) any Action or claim of infringement made in writing, any pending Action to which Seller is a party or, to Seller’s Knowledge, any threatened Action or claim.  Except as set forth on Schedule 3.12(c), there have been no settlements or agreements reached with respect to any such Actions related to the Transferred Intellectual Property.

(d)           Except as set forth on Schedule 3.12(d), Seller has not granted any Person any license, right, right of use or other similar rights with respect to any of the Transferred Intellectual Property.  Except as set forth on Schedule 3.12(d), the Transferred Intellectual Property and the Intellectual Property licensed to Seller pursuant to the Assumed Contracts together constitute all the Intellectual Property (other than off-the-shelf software, off-the-shelf research tools and commercially available materials) necessary to, or used in, the conduct of the Collaboration as it has been and is now being conducted by Seller or, to Seller’s Knowledge, by Buyer.  To Seller’s Knowledge, there is no unauthorized use, infringement, misappropriation or violation of any of the Transferred Intellectual Property by any Person.  The Collaboration, as it has been and is now being conducted by Seller, and, to Seller’s Knowledge, by Buyer, does not presently and, to Seller’s Knowledge, will not, infringe or misappropriate or otherwise violate, as applicable, the Intellectual Property of any Person, and Seller has not received any written notice from any Person regarding, and has no Knowledge of, any claim or assertion to the contrary.

(e)           Except as set forth on Schedule 3.12(e) and except for third party rights under the Assumed Contracts, Seller is the sole owner of all Transferred Intellectual Property and holds all right, title and interest in and to all Transferred Intellectual Property, free and clear of any Lien (other than Permitted Liens).  In each case where any registration or application for registration of any Transferred Intellectual Property is held by assignment, the assignment has been duly recorded with the applicable Governmental Authority.  All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Transferred Intellectual Property have been timely paid by or on behalf of Seller.  All documents, certificates and other material in connection with the Transferred Intellectual Property have, for the purposes of maintaining such Transferred Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities.

(f)            Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Know-How that is material to the Seller Collaboration Activities and the value of which to Seller is contingent upon maintaining the confidentiality thereof and no such Know-How has been disclosed other than to employees, representatives and agents of Seller or potential and actual collaboration partners, all of whom are bound by confidentiality obligations.

Section 3.13.          Contracts.

(a)           Schedule 2.2(a)(iv) sets forth the list of Assumed Contracts, including all license agreements in respect of any of the Transferred Intellectual Property.  Seller has made available to Buyer true, accurate and complete copies of the Assumed Contracts, including all amendments, modifications and waivers relating thereto.

(b)           Except for the Assumed Contracts and as set forth on Schedule 3.13(b), Seller is not a party to, or bound by, any agreement or arrangement that limits or otherwise restricts the freedom of Seller to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Assets that could, after Closing, so limit the freedom of Buyer.

(c)           All Assumed Contracts are, and on the Closing Date all Assumed Contracts will be, (i) in full force and effect, (ii) the valid and binding obligations of Seller and, to Seller’s Knowledge, the other parties thereto and (iii) enforceable in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.  There exists no default, or any event which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default, in the performance by Seller or, to Seller’s Knowledge, by any other party under any Assumed Contract.  Seller has not received any notice, nor does Seller have any Knowledge, that any party to any of the Assumed Contracts intends to cancel or terminate any Assumed Contract or has or intends to submit to Seller any claim of material breach by any such party with respect to the performance of Seller’s obligations under any such Assumed Contract.  Schedule 3.3(b) sets forth the list of those Assumed Contracts for which Consents are required to assign such Assumed Contracts to Buyer.  None of the Assumed Contracts have been entered into by Seller other than in the ordinary course of its business or other than on an arm’s length basis.

Section 3.14.          Compliance with Applicable Law.  The Seller Collaboration Activities have been and are conducted by Seller in all material respects in compliance with Applicable Law.

Section 3.15.          Litigation.  There is no Action pending, or to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller’s Knowledge, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There is no outstanding Order of any Governmental Authority against Seller that could reasonably be expected to result in a Material Adverse Effect.

Section 3.16.          Insurance.  Seller has maintained commercial general liability insurance in accordance with Section 11.5 of each Collaboration Agreement.  Each such policy is valid and binding, and is or has been in effect during the entire policy period stated therefor.  All such insurance policies are in the name of Seller and all premiums with respect to such policies are, and as of the Closing Date will be, paid in full and Seller has otherwise complied in all material respects with the terms and conditions of such policies.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  Seller has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance.

Section 3.17.          Taxes.

(a)           Seller has timely paid all Taxes that will have been required to be paid by it in respect of the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Purchased Assets or would result in Buyer becoming liable or responsible therefor.

(b)           Seller has established, in accordance with U.S. GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of its Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Purchased Assets or would result in Buyer becoming liable therefor.

(c)           Seller has timely filed all income Tax returns required to be filed with any federal, state or local Government Authority.

Section 3.18.          Brokers.  No agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby, other than Seller’s Financial Advisor.

Section 3.19.          Regulatory Matters.

(a)           No Governmental Authority has notified Seller that the conduct of the Seller Collaboration Activities as they have been or are presently conducted by Seller were or are in violation of any Applicable Law or the subject of any investigation.  To Seller’s Knowledge, the conduct of the Seller Collaboration Activities as they have been or are presently conducted by Seller were not or are not in violation of any Applicable Law or the subject of any investigation.

(b)           Neither Seller nor any of the Employees that conducted any Seller Collaboration Activities has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the Act or any other Applicable Law, or has made an untrue statement of a material fact to any

Governmental Authority with respect to the Purchased Assets (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Purchased Assets.  Seller has not, and to Seller’s Knowledge no Employee has, received any notice to such effect.

Section 3.20.          Environmental Matters.

(a)           There are no writs, injunctions, decrees, orders or judgments outstanding against Seller and no written notice, notification, demand, request for information, citation, summons or order has been received by Seller, no written complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending, or to Seller’s Knowledge, threatened by any Governmental Authority or other Person involving any of Seller, any current or former subsidiary of Seller or the current or past activities, operations, real property or assets of Seller or any current or former subsidiary of Seller and relating to or arising out of any Environmental Law or Hazardous Substance against Seller, (i) which remains unresolved; and (iii) alleges or is with respect to a violation of any applicable Environmental Law that would have a Material Adverse Effect;

(b)           Seller has provided copies to Buyer of all material written environmental investigation reports that relate to its current facilities or, to Seller’s Knowledge, are otherwise in its possession; and

(c)           Seller does not currently own, lease or operate any real property in New Jersey or Connecticut.

Section 3.21.          Employee Matters.

(a)           (i) Each Employee Benefit Plan has been operated and administered substantially in accordance with its material terms and in all material respects in accordance with Applicable Law; and (ii) all contributions to the Employee Benefit Plans that have been required to be made in accordance with the terms of the Employee Benefit Plans and Applicable Laws have been timely made.

(b)           Neither Seller nor any subsidiary, person or entity that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any “defined benefit plan” (as defined in Section 3(35) of ERISA), a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), any plan providing post-retirement medical benefits, or any plan subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate could incur any liability under Title IV of ERISA.

(c)           Other than claims for benefits submitted in the ordinary course pursuant to an Employee Benefit Plan’s claims procedures, there are no actual or, to Seller’s Knowledge, threatened claims involving any Employee Benefit Plan.

(d)           Seller is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to Seller’s

Knowledge, is there a representation campaign respecting any Employees of Seller.  As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Seller.

(e)           All Employees are located in the United States.

(f)            No Employee Benefit Plan by its terms or Applicable Law would be required to be assumed by Buyer or any of its Affiliates.  Seller acknowledges that Seller retains all liability to provide continuation coverage pursuant to Section 4980B of the Code from and after the Closing Date to current and former employees of Seller who are eligible for continuation coverage benefits to the extent required by law.

Section 3.22.          Solvency.  Seller is not insolvent, and shall not be rendered insolvent by any of the transactions contemplated by this Agreement or the Related Documents.  As used in this Section 3.22, “insolvent” means that the sum of the debts and other liabilities and obligations of Seller exceeds the present fair saleable value of Seller’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Documents, (a) Seller will be able to pay its liabilities and obligations as they become due in the usual course of its business, (b) Seller will not have unreasonably small capital with which to conduct its business, (c) Seller will have assets (calculated at fair market value) that exceed its liabilities and obligations and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller shall be unable to satisfy any such judgment promptly in accordance with its terms (taking into account an estimated probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller is and shall be sufficient to pay all such liabilities, obligations and judgments promptly in accordance with their terms.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date, with each such representation and warranty subject to the disclosure Schedules of Buyer referenced in such representation or warranty.

Section 4.1.            Organization, Standing and Power.  Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is organized.

Section 4.2.            Authority; Binding Agreements.  The execution, delivery and performance by Buyer of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer.  Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer.  No stockholder or other equityholder approval is required on behalf of Buyer for the execution, delivery or performance of this Agreement and such Related Documents.  This Agreement and the Related Documents to which Buyer is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

Section 4.3.            Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not:

(a)           conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Buyer; or

(b)           conflict with or violate any material Applicable Law with respect to Buyer or Buyer’s properties or assets;

which, in the case of (a) or (b) above, would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated herein or in the Related Documents.

Section 4.4.            Consents.  No Consent of, or registration, declaration or filing with, any Governmental Authority or any other third party is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby or thereby other than (i) any notices, applications, authorizations or licenses required under Directive 2001/83/EC, Regulation (EC) No. 726/2004, each as amended, and relevant national implementations thereof, and (ii) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the transactions contemplated by this Agreement and the Related Documents.

Section 4.5.            Brokers.  No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Section 4.6.            Litigation.  There is no Action pending, or to Buyer’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Buyer’s Knowledge, threatened, that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the transactions contemplated by this Agreement or the Related Documents.

Section 4.7.            Availability of Funds.  Buyer has cash available or has current access to funds under existing borrowing facilities or other sources of immediately available funds that together are sufficient to enable it to consummate the transactions contemplated by this Agreement and the Related Documents.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.            Obligation to Consummate Transaction.  Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement and Related Documents as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of such party.

Section 5.2.            Confidentiality.  The parties hereby agree that any information exchanged between the parties hereto pursuant to or in connection with this Agreement shall be held subject to and in accordance with the confidentiality, non-disclosure and non-use obligations set forth in the Existing Confidentiality Agreement for the period prior to the Closing.  From and after the Closing Date, the Existing Confidentiality Agreement shall terminate and the rights and obligations of Seller, Buyer and BGX with respect to confidentiality, access and use of information shall be governed under a Post-Closing Confidentiality Agreement to be entered into as of the Closing Date by Seller, Buyer and BGX (the “Post-Closing Confidentiality Agreement”).

Section 5.3.            Access to Information.

(a)           From the date hereof to the Closing Date, Seller shall afford to Buyer and its accountants, counsel and other authorized representatives reasonable access, at Buyer’s sole expense, upon reasonable prior notice during normal business hours, to the properties, books and records related to the Purchased Assets; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.  Nothing contained in this Section 5.3(a) shall obligate Seller to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise, or to waive any attorney-client privilege.

(b)           After the Closing Date, Seller shall grant to Buyer such access to financial records and other information in their possession related to the Purchased Assets with respect to the period before the Closing Date and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.  Buyer shall promptly reimburse Seller for Seller’s reasonable out-of-pocket expenses associated with requests made by Buyer under this Section 5.3(b) but no other charges shall be payable by Buyer to Seller in connection with such requests.  Nothing contained in this Section 5.3(b) shall obligate Seller to breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily or otherwise, or to waive any attorney-client privilege.

Section 5.4.            Preparation of Proxy Statement; Stockholders Meeting.

(a)           As soon as practicable after the date hereof, Seller shall prepare and file with the SEC a Proxy Statement.  Seller and Buyer shall cooperate with each other in the preparation of the Proxy Statement and without limiting the generality of the foregoing, Seller shall consult with Buyer prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC and shall consider in good faith including any reasonable comments of Buyer relating thereto, and Buyer shall, in a timely manner, furnish to Seller the information relating to Buyer required by the Exchange Act to be set forth in the Proxy Statement.  Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 5.7(c), the Proxy Statement shall include the Recommendation of the Board of Directors of Seller that Seller’s stockholders authorize the transactions contemplated by this Agreement and the Related Documents.  The Proxy Statement shall additionally include in the Proxy Statement a copy of the opinion of Seller’s Financial Advisor to the Board of Directors of Seller with respect to the fairness of the transactions contemplated by this Agreement and the Related Documents.

(b)           Seller shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement.  Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following the filing thereof with the SEC and the resolution of any comments thereon by the SEC.  Seller shall advise Buyer promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and Seller shall consult with Buyer prior to responding to any of the foregoing and shall consider in good faith including any reasonable comments of Buyer relating to any such responses.  The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The information supplied by Buyer for inclusion in the Proxy Statement or any amendment or supplement to the Proxy Statement, will not, on the date it is first mailed to Seller’s stockholders, on the date Seller’s stockholders vote on this Agreement and at the Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not at the time of the Seller Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Seller Stockholders Meeting that shall have become false or misleading in any material respect.  If at any time prior to the Closing Date any information relating to Seller or Buyer, or any of their respective Affiliates, officers or directors, is discovered by Seller or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Seller.

(c)           Seller shall, as soon as practicable after the date hereof, and in accordance with Seller’s certificate of incorporation and bylaws and Applicable Law, establish a record date

(which will be as soon as practicable after the date hereof) for, duly call, and give notice of, a meeting of its stockholders (the “Seller Stockholders Meeting”) for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby.

(d)           As soon as practicable following the date on which the Proxy Statement is mailed to Seller’s stockholders, Seller shall convene and hold the Seller Stockholders Meeting.  Once the Seller Stockholders Meeting has been called and noticed, except pursuant to the following sentence, Seller shall not postpone or adjourn the Seller Stockholders Meeting without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.   If a quorum of stockholders has not been obtained by the scheduled date for the Seller Stockholders Meeting, or supplemental or amended proxy materials are required to be filed with the SEC or disseminated to Seller’s stockholders prior to the Seller Stockholders Meeting, then Seller shall postpone or adjourn the Seller Stockholder Meeting until such time as a quorum is obtained or a period complying with Applicable Law is permitted for the filing or dissemination of such supplemental or amended proxy materials.  In the event that the Seller Stockholders Meeting is delayed to a date after the End Date (as defined in Section 8.1(b)) as a result of any adjournment or postponement pursuant to this Section 5.4(d), then the End Date shall be extended to the fifth (5th) Business Day after the date on which the Sellers Stockholder Meeting is convened and a vote by the stockholders of Seller on the proposal set forth in the Proxy Statement is taken.

(e)           Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 5.7(c), Seller shall use its commercially reasonable efforts to solicit from stockholders of Seller proxies in favor of the approval of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Required Stockholder Vote.  Seller shall engage a proxy solicitor to solicit proxies on behalf of Seller in connection with the Seller Stockholders Meeting.  Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 5.7(c), Seller shall use its commercially reasonable efforts, including by attending in person meetings, participating in phone conferences and providing requested information, to cause any proxy advisory firms advising their clients in connection with the Seller Stockholders Meeting to recommend that client stockholders vote in favor of the approval of this Agreement and the transactions contemplated hereby.

Section 5.5.            Standstill Agreement.  During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement or the Closing Date, except with respect to the transactions contemplated hereby and by the Related Documents, Buyer shall not, and shall cause any Person Controlled by Buyer not to, directly or indirectly, alone or in concert with others, without the prior written consent of Seller or its Board of Directors:  (i) effect, acquire or agree, offer, seek or propose to effect or acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act ) of any voting securities or direct or indirect rights or options to acquire any voting securities of Seller, or of any successor to or person in control of Seller, any of the assets or businesses of Seller, or of any such successor or controlling person, or any bank debt, claims or other obligations, (ii) effect or agree, offer, seek or propose to effect any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Seller; (iii) seek or propose to influence or control the management or policies of Seller or to obtain representation on Seller’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Seller; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Seller or its securities or assets; (v) enter into any discussions, negotiations, arrangements or understandings with, or otherwise assist or encourage, any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; or (vi) seek or request permission or participate in any effort to do any of the foregoing or make, or seek permission to make, any public announcement with respect to the foregoing.

Section 5.6.            Interim Operations.  Seller agrees that, after the date of this Agreement and prior to the Closing Date (unless Buyer shall otherwise approve in writing) and except as required by Applicable Law, the Business shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, Seller shall use its commercially reasonable efforts to (i) preserve intact the present business organization of the Business (except as may be otherwise contemplated by the Supply Agreement), (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations and (iii) keep available the services of the directors, officers and key employees and suppliers (except as may be otherwise contemplated by the Supply Agreement) of the Business.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Closing, except (i) as otherwise expressly contemplated by this Agreement, (ii) as Buyer may approve in writing, (iii) as is required by Applicable Law or Governmental Authorities, (iv) as may be reasonably required to comply with the Transition Plan or (v) as set forth in Schedule 5.6, Seller will not:

(a)           adopt or propose any amendment or change in its articles of association or bylaws or other applicable governing instruments;

(b)           merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(c)           acquire assets outside of the ordinary course of business in a manner that is inconsistent with past practice or the Transition Plan, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been disclosed to Buyer prior to the date of this Agreement;

(d)           sell, lease or otherwise transfer, or create or incur any Lien on, any Purchased Assets, including the Reagents;

(e)           sell, lease or otherwise transfer, or create or incur any Lien on, any items within the Inventory;

(f)            except for any repurchase, cancellation or exchange by Seller of its stock or warrants or as otherwise provided in any existing option plan of Seller that has been made available to Buyer, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, deliver, lease, license, guarantee or encumbrance of, any shares of capital stock of Seller, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(g)           create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(h)           modify in any respect any of the Assumed Contracts or waive any failure to comply with any provision thereunder by any of the other parties thereto;

(i)            enter into any agreement or arrangement that is material to the Purchased Assets, including entering into, renewing, extending, amending or terminating any license agreement with respect to the Intellectual Property of a third person or the Transferred Intellectual Property, or that materially increases Seller’s actual or contingent liabilities and obligations beyond cash available to satisfy them;

(j)            take (or omit to take) any action that adversely affects, or could reasonably be expected to adversely affect, any rights of Seller to the Transferred Intellectual Property, or abandon or permit to lapse any rights of Seller to the Transferred Intellectual Property;

(k)           settle, or offer or propose to settle, (1) any litigation, investigation, arbitration, proceeding or other claim involving or against Seller, the Purchased Assets or the Business or (2) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or by the Related Documents;

(l)            amend or modify the BGX Asset Purchase Agreement, or waive any provision thereof, or consent to or approve any action by BGX that is not otherwise expressly permitted thereunder, provided, however that any approval required by Buyer pursuant to this clause (l) shall not be unreasonably withheld;

(m)          take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date;

(n)           agree, resolve or commit to do any of the foregoing.

As part of the Collaboration, Seller is currently in the process of transferring the Technology to certain third party suppliers in order to enable such suppliers to deliver materials directly to Buyer for use in its work relating to the Collaboration.  Seller shall, in line with current plans as set forth in the Supply Agreement, complete the transfer by it to such third party suppliers of all such Technology prior to the Closing Date in a manner reasonably satisfactory to Buyer.  For the purposes of this Section 5.6, “Technology” includes all technology, know-how and documentation of Seller that such third party suppliers reasonably require in order to supply Buyer with materials required for Buyer’s work relating to the Collaboration as currently conducted.

Section 5.7.         Acquisition Proposals.

(a)           Seller, and its directors, officers, employees, financial advisors, attorneys, accountants and consultants, shall immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal.  Seller shall not and shall cause its directors, officers, employees, financial advisors, attorneys, accountants and consultants not to, directly or indirectly (i) initiate, solicit, knowingly take any action to facilitate or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent (except for any confidentiality agreement contemplated by Section 5.7(b), subject to compliance with this Section 5.7(a)), agreement in principle, acquisition agreement or similar agreement with any party relating to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of Seller’s common stock or other securities or assets by any party other than Buyer or (iv) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.  Seller shall be responsible for any breach of the provisions of this Section 5.7 by any director, officer, financial advisor, attorney, accountants or consultant of Seller.

(b)           Notwithstanding anything to the contrary contained in this Section 5.7, Seller may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written Acquisition Proposal after the date of this Agreement and on or prior to the date of the Seller Stockholders Meeting or any adjournment thereof (the “Applicable Period”) if (i) the Board of Directors of Seller determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Acquisition Proposal, (ii) the Board of Directors of Seller determines in good faith that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors under Applicable Law, (iii) prior to providing any material, non-public information regarding Seller, Seller receives from the party submitting such Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to Seller than the provisions contained in the Existing Confidentiality Agreement, and which permits Seller to perform and comply with its obligations under this Agreement, and (iv) at least forty-eight (48) hours has elapsed from the time Seller shall have provided Buyer with notice of such determination by the Board of Directors of Seller.

(c)           Notwithstanding anything to the contrary contained in this Section 5.7, if at any time during the Applicable Period and after receipt of a Superior Acquisition Proposal the Board of Directors of Seller, in the exercise of its fiduciary duties, determines in good faith that to do otherwise would likely result in a breach of its fiduciary duties under Delaware law, the Board of Directors of Seller may, pursuant to this Section 5.7, fail to make, withdraw or modify in a manner adverse to Buyer its recommendation to Seller’s stockholders for approval of this Agreement (a “Change in Recommendation”).

(d)           Notwithstanding anything to the contrary contained in this Section 5.7,  the Board of Directors of Seller may terminate this Agreement in accordance with Section 8.1(g), if (i) Seller has received an unsolicited written Acquisition Proposal during the Applicable Period, (ii) the Applicable Period has not expired prior to the date of termination, (iii) the Board of Directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Buyer in accordance with Section 5.7(e)) and (iv) the Board of

Directors of Seller determines in good faith that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors under Delaware law.

(e)           Seller shall provide Buyer with not less than five (5) Business Days prior written notice of its determination to take any action referred to in Section 5.7(c) or (d).  Seller’s notice shall include a description of the reasons for any Change in Recommendation and a copy of the most recent version of any written agreement relating to the Superior Acquisition Proposal, which may be redacted to conceal the identity of the party submitting the Superior Acquisition Proposal.  If requested by Buyer after the delivery of such notice, Seller shall engage in reasonable, good faith negotiations with Buyer regarding any modifications to the terms and conditions of this Agreement proposed by Buyer. If Buyer proposes any such modifications to the terms and conditions of this Agreement prior to the expiration of the five (5) Business Day period following delivery of Seller’s notice and such modifications were material, Seller may not take any action referred to in Section 5.7(c) or (d) unless and until the Board of Directors of Seller determines in good faith that the Acquisition Proposal resulting in the proposed Change in Recommendation or termination pursuant to Section 5.7(d) continues to constitute a Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed by Buyer in accordance with this Section 5.7(e).  If any material modifications are made to the terms and conditions of any Acquisition Proposal after the date notice thereof is provided by Seller to Buyer pursuant to this Section 5.7(e), then Seller shall again be required to comply with the provisions of this Section 5.7(e) with respect to such modified Acquisition Proposal, except the five (5) Business Day time period contained herein shall be two (2) Business Days.

(f)            Seller shall, within twenty-four (24) hours after its receipt of any written Acquisition Proposal, provide Buyer with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement setting forth in reasonable detail the material terms and conditions of such Acquisition Proposal.  Seller shall furnish to Buyer copies of any written proposals and draft documentation or, if drafted, written summaries of any material oral inquiries or discussions involving the Acquisition Proposal.  If Seller provides any non-public information to any party submitting an Acquisition Proposal that has not previously been provided to Buyer, Seller shall provide a copy of such information to Buyer within twenty-four (24) hours after the time it is first provided to such other party.  Posting such documents in a virtual data room which is accessible by Buyer shall constitute delivery of such information.

(g)           Nothing in this Section 5.7 shall prevent the Board of Directors of Seller from taking, and disclosing to Seller’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any unsolicited tender offer publicly announced during the Applicable Period; provided that, any such disclosure, other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of such tender offer or (iii) an express reaffirmation of the Seller’s Board of Directors’ recommendation to Seller’s stockholders for approval of this Agreement, shall be deemed a Change in Recommendation.

(h)           For the purposes of this Section 5.7, the Board shall be deemed to act in good faith only if it acts (i) by majority vote of directors in a duly called meeting at which a quorum is present and (ii) after consultation with its outside legal and financial advisors.

Section 5.8.            Certain Tax Matters.

(a)           Transfer Taxes.  All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the transactions contemplated hereby and thereby, including the recordation and transfer fees with respect to the recordation of the assignment of the Transferred Patent Rights (including foreign associate charges, legalization fees, and patent office charges associated with recording the assignment of the Transferred Patent Rights) (collectively, “Transfer Taxes”) shall be borne equally by Buyer and Seller; provided, however, that Buyer and Seller shall bear costs and expenses incurred in connection with the Transferred Patent Rights in accordance with Section 5.10.

(b)           Allocation of Taxes.  All real property, personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”) and the number of days of such taxable period in a Pre-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)           Apportioned Obligations and Transfer Taxes.  Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.8(a) or (b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

(d)           Tax Withholding.  Buyer and Seller agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law.  In the event Buyer determines, after consultation with Seller, that it is required under Applicable Law to withhold and pay any Tax to any Governmental Authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant Governmental Authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding.  Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any Governmental Authority pursuant to the immediately preceding sentence.  In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller.  The parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or Applicable Law, to claim any applicable exemption from, or reduction or refund of, any such applicable Taxes.

(e)           Bulk Sales.  The parties hereby waive compliance with any Uniform Commercial Code bulk sales or comparable statutory provisions of each applicable jurisdiction.

(f)            Cooperation and Exchange of Information.  Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, application for exemption or refund, audit or other examination by any Governmental Authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, application, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Seller shall cooperate with Buyer in any effort by Buyer to secure the services of certain employees of Seller with whom Buyer may have interest in employing or providing consulting services following the Closing.

Section 5.9.            Public Announcements.  Promptly following the execution of this Agreement, Buyer shall issue a press release in substantially the form attached hereto as Exhibit G-1 and Seller shall issue a press release in substantially the form attached hereto as Exhibit G-2 with respect to the transactions contemplated hereby.  Subject to the foregoing and except for the Proxy Statement and any other filings required to be made with the SEC, neither party shall issue or permit any of their respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as may be required by Applicable Laws (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by Applicable Laws).

Section 5.10.          Cooperation in Patent Transfer and Assignment.  As of the Closing Date, Seller shall, at its sole cost and expense, cause its patent attorneys and agents to transfer to Buyer or its designees the prosecution and maintenance of all files for all Transferred Patent Rights.  Prior to the Closing Date, Seller shall, at its sole cost and expense, prepare a form of patent assignment agreement with respect to the assignment and transfer of the Transferred Patent Rights to Buyer, in form and substance reasonably satisfactory to Buyer.  Buyer shall be responsible, at its sole cost and expense, for recording the actual patent assignment agreements prepared by Seller and its patent attorneys and agents with respect to all Patent Rights included in the Purchased Assets from Seller to Buyer, including foreign associate charges, legalization fees, and patent office charges associated with recording the patent assignment agreements.  Subject to Section 6.6, upon the reasonable request of Buyer, Seller and its patent attorneys and agents will cooperate with Buyer following the Closing Date to prepare any additional documentation required to record and give effect to the assignment of the Transferred Patent Rights in accordance with this Agreement.

Section 5.11.          Termination of the Collaboration Agreements.  In accordance with Section 12.2.1 of each of the Collaboration Agreements, which provides that each such Collaboration Agreement will automatically terminate upon termination of the Projects (as defined in each such Collaboration Agreement) by mutual agreement, Buyer and Seller hereby terminate each Project under the Collaboration Agreements effective as of the Closing Date.  In connection with such terminations, Buyer and Seller hereby each mutually release the other as of the Closing Date from their respective obligations under the Collaboration Agreements and all other continuing obligations of the parties under the Collaboration Agreements that by the terms thereof survive termination shall have no further force and effect from and after the Closing Date.  Notwithstanding the foregoing, any obligations of Buyer to reimburse Seller for costs and expenses incurred by Seller pursuant to the Collaboration Agreements prior to the Closing Date shall survive termination of the Collaboration Agreements.

Section 5.12.          Further Assurances.  Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and to consummate the transactions contemplated by this Agreement and the Related Documents.

Section 5.13.          Notice of Certain Events.  Each party shall promptly notify the other party of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Documents;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Related Documents;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of either party, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 3 or 4, or that relate to the consummation of the transactions contemplated by this Agreement or any of the Related Documents;

(d)           with respect to Seller only, any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 6.2(b) not to be satisfied; and

(e)           any failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

The delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies otherwise available hereunder to the party receiving that notice.

Section 5.14.          Insurance. Prior to Closing, Seller shall use its reasonable best efforts to purchase from its existing liability insurer or another reputable insurer or insurers reasonably satisfactory to Buyer extended reporting or “tail” coverage with respect to its clinical trial liability insurance policies in effect for all periods during which Seller was conducting human clinical trials (the “Tail Policy”).   The Tail Policy shall name Buyer as an additional insured party and shall otherwise be reasonably satisfactory to Buyer. The cost of the foregoing Tail Policy shall be borne by Seller.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.            Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Required Stockholder Vote.  The Required Stockholder Vote shall have been obtained;

(b)           No Adverse Law; No Injunction.  No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Related Documents, and no Action shall be pending or threatened by any Governmental Authority or other Person seeking any such Order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions; and

(c)           Governmental Approvals.  All required notifications and filings with any Governmental Authority shall have been made and any waiting periods shall have expired or been terminated.

Section 6.2.            Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Seller contained herein (disregarding any materiality or Material Adverse Effect qualifications or dollar amount thresholds contained therein) shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except, individually or in the aggregate, as any breach of any representation or warranty has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Covenants; Material Adverse Effect.  Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.  As of the Closing Date, there shall have not occurred and be continuing any event, development or state of circumstances that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(c)           Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, certifying that:

(i)            all of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(ii)           the resolutions adopted by the Board of Directors of Seller (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iii)         Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(d)           Certificate of Good Standing.  Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State or other appropriate official of the State of Delaware, dated as of a date not more than ten (10) days prior to the Closing Date.

(e)           Other Documents.  Buyer shall have received the documents and other agreements and instruments pursuant to Section 6.4(a), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby, including the Mutual Release Agreement.

(f)            Closing under BGX Asset Purchase Agreement.  The transactions contemplated by the BGX Asset Purchase Agreement shall have been consummated simultaneously with the Closing.

(g)           Acknowledgement of Assignment of Required License Agreements.  Seller shall have received an acknowledgement or consent, as applicable, from the Required Licensors of Seller’s right to assign the Required License Agreements to Buyer and to sublicense the Required License Agreements to BGX.

(h)           Insurance.  The Tail Policy shall have been issued and shall be in full force and effect and Seller shall have paid the premiums therefor in accordance with Section 5.14.

Section 6.3.            Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b)           Covenants.  Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

(c)           Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date, duly executed by an authorized representative of Buyer, certifying that:

(i)            all of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(ii)           all required approvals of Buyer authorizing the execution, delivery and performance of this Agreement have been obtained; and

(iii)         Buyer’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(d)           Other Documents.  Seller shall have received the documents and other agreements and instruments pursuant to Section 6.4(b), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

Section 6.4.            Closing Deliverables.

(a)           Certain Closing Deliveries of Seller.  At the Closing, Seller shall have delivered or caused to be delivered to Buyer:

(i)            subject to Section 2.5, a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A, as may be necessary, among other things, to effect the assignment to Buyer of all rights of Seller in and to the Assumed Contracts, duly executed by Seller;

(ii)           a duly executed counterpart to the License and Sublicense Agreement (the “Seller License Agreement”), pursuant to which Buyer will sublicense its rights under the NRC License Agreement and in Neose Case NEO00206 to Seller;

(iii)          assignments for the registrations and applications included in the Transferred Intellectual Property in such form or forms reasonably satisfactory to Buyer which shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

(iv)          copies of each Assumed Contract, and physical possession of any tangible Purchased Assets, together with certain deeds, endorsements or other instruments as may be reasonably requested by Buyer to vest in Buyer good and marketable title to all of the Purchased Assets, including the Inventory and the Books and Records, in each case in accordance with the Transition Plan; and

(v)         a duly executed copy of the BGX License Agreement, substantially in the form attached hereto as Exhibit B;

(vi)        a duly executed copy of the BGX Sublicense Agreement, substantially in the form attached hereto as Exhibit C;

(vii)         a duly executed counterpart to the assignment of all of Seller’s rights, duties and obligations under the BGX License Agreement and the BGX Sublicense Agreement, substantially in the form attached hereto as Exhibit D;

(viii)        a duly executed counterpart to the Post-Closing Confidentiality Agreement, substantially in the form attached hereto as Exhibit F; and

(ix)           a duly executed copy of the BGX Asset Purchase Agreement, as the same may be amended in accordance with Section 5.6;

(b)           Certain Closing Deliveries of Buyer.  Buyer shall have delivered or caused to be delivered to Seller:

(i)            payment of the Purchase Price by wire transfer of same day funds directly to the account set forth on Schedule 6.4(b)(i);

(ii)           a duly executed counterpart to any Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A, as may be reasonably necessary, among other things, to effect the consummation of the transactions contemplated herein;

(iii)          a duly executed counterpart to the Seller License Agreement; and

(iv)          a duly executed counterpart to the Novo Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D;

(v)           a duly executed copy of the Patent Cooperation Agreement, substantially in the form attached hereto as Exhibit E; and

(vi)          a duly executed counterpart to the Post-Closing Confidentiality Agreement, substantially in the form attached hereto as Exhibit F.

Section 6.5.            Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its agreements set forth herein.

Section 6.6.            Liquidation of Seller.  Buyer and Seller each acknowledge that, notwithstanding certain post-Closing covenants contained herein, it is Seller’s intention to file for legal dissolution promptly following the Closing and to wind-up and liquidate its remaining assets as promptly as practical following the Closing.

ARTICLE VII
SURVIVAL

Section 7.1.            Non-Survival of Representations, Warranties and Agreements.  From and after the Closing Date, Seller shall have no liability to Buyer with respect to any inaccuracy or breach of any of the representations or warranties of Seller in this Agreement or

any Related Documents.   The covenants and agreements in this Agreement and in any certificate delivered in connection with this Agreement or any Related Document shall not survive the earlier of the Closing Date or the termination of this Agreement under Section 8.1, as the case may be, unless otherwise expressly provided herein.  Each party agrees that, except for the representations and warranties contained in this Agreement and the Related Documents, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself, its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement and the Related Documents or the transactions contemplated hereby and thereby, notwithstanding the delivery of disclosure to any other party or any party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE VIII
TERMINATION

Section 8.1.            Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing whether before or after the Agreement has been adopted and the transactions contemplated hereby have been approved by the Required Stockholder Vote:

(a)           by mutual written agreement of Buyer and Seller;

(b)           by Notice of Termination delivered by either party to the other party, if (i) the Closing shall not have occurred prior to January 31, 2009 (the “End Date”) (other than due to a breach of any representation or warranty hereunder of the party seeking to terminate this Agreement or as a result of the failure on the part of such party to comply with or perform any of its covenants, agreements or obligations under this Agreement) or (ii) there shall be in effect any Applicable Law that prohibits the Closing or if the Closing would violate any non-appealable Order;

(c)           prior to the Closing, by Notice of Termination delivered by Buyer to Seller, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment on or prior to the End Date and such condition or conditions shall not have been waived by Buyer;

(d)           prior to the Closing, by Notice of Termination delivered by Seller to Buyer, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment on or prior to the End Date and such condition or conditions shall not have been waived by Seller;

(e)           prior to the Closing, by Notice of Termination delivered by Seller to Buyer, or by Buyer to Seller, if upon a vote at a duly held Seller Stockholders Meeting, the Required Stockholder Vote shall not have been obtained;

(f)            prior to the Closing, by Notice of Termination delivered by Buyer to Seller, if at any time prior to the Closing, Seller’s Board of Directors effects a Change in Recommendation; or

(g)           by Notice of Termination delivered by Seller to Buyer immediately prior to Seller entering into a definitive agreement with respect to a Superior Acquisition Proposal; provided, however, that (i) Seller has not materially violated the provisions of Section 5.7 with respect to such Superior Acquisition Proposal, (ii) the Board of Directors of Seller has determined to terminate this Agreement in accordance with Section 5.7(d) and (iii) contemporaneously with the termination of this Agreement, Seller pays to Buyer the Termination Fee in accordance with Section 8.2(c).

Section 8.2.            Procedure and Effect of Termination.

(a)           Notice of Termination.  Termination of this Agreement by either party shall be by delivery of a written notice to the other party (a “Notice of Termination”).  A Notice of Termination shall state the termination provision in this Agreement that such terminating party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 9.2.

(b)           Certain Effects of Termination.

(i)           Except as provided in Section 7.1, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Seller or any of its Representatives, and all rights and obligations of each party hereto shall cease except that the provisions of Section 5.2, Section 8.2(c), Section 8.2(d) and Article IX shall survive any such termination and shall remain in full force and effect; provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or any of its covenants or agreements set forth herein and termination of this Agreement shall not terminate the Existing Confidentiality Agreement.

(ii)          If this Agreement is terminated pursuant to Section 8.1: (A) each party shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to the other party all documents and other material received from such other party or any of its Affiliates relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and (B) each of the Collaboration Agreements shall continue in full force and effect pursuant to its terms.

(c)           Termination Fee.  Seller shall pay Buyer, by wire transfer of immediately available funds, the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated under the following circumstances:

(i)           if Buyer terminates this Agreement pursuant to Section 8.1(f) following a Change in Recommendation, Seller shall pay the Termination Fee to Buyer on the second Business Day after the date of such termination;

(ii)          if Seller terminates this Agreement pursuant to Section 8.1(g), Seller shall pay the Termination Fee to Buyer contemporaneously with the termination of this Agreement; or

(iii)         if (A) either Seller or Buyer terminates this Agreement pursuant to Section 8.1(e), (B) at any time after the date of this Agreement and prior to the Seller Stockholders Meeting, an Acquisition Proposal has been publicly announced or communicated to the Board of Directors of Seller, or any Person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal and (C) within twelve (12) months after the date of such termination, Seller enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is otherwise consummated, Seller shall pay the Termination Fee to Buyer on the second Business Day after the date such definitive agreement is executed or the date such Acquisition Proposal is consummated, whichever is earlier.

(d)           Expenses. If Buyer or Seller terminates this Agreement pursuant to Section 8.1(f) or (g), or pursuant to Section 8.1(e) even if Buyer is not entitled to received the Termination Fee in accordance with Section 8.2(c)(iii), Seller shall reimburse Buyer, not later than two Business Days after submission of statements therefor, for up to an aggregate of $500,000 of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses) incurred by Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1.            Governing Law; Jurisdiction; Venue; Service Of Process.

(a)           Governing Law.  Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

(b)           Jurisdiction; Venue; Service Of Process.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any Action, (other than appeals therefrom) related thereto except in such courts.  The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any Action brought against it under this Agreement in any such court.

Section 9.2.            Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by the transmitting equipment.  All such communications shall be addressed to the parties at the address set forth as follows, or at such other address as a party may designate upon ten (10) days’ prior written notice to the other party.

If to Buyer, to:

Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd

Denmark

Attention: Vice President, Business Development

Telephone: 011.45.4444.8888

Facsimile: 011.45.4442.1830

with a copy (which shall not constitute notice) to the same address:

Attention: General Counsel

Telephone:
Facsimile: 011.45.4498.0670

and with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

99 Gresham Street

London EC2V 7NG

United Kingdom

Telephone: 011.44.20.7418.1376

Facsimile: 011.44.20.7710.4893

Attention: Jeffrey R. O’Brien, Esq.

If to Seller to:

Neose Technologies, Inc.
102 Rock Road

Horsham, PA 19044

Attention: Chief Executive Officer

Telephone: 215.315.9000

Facsimile: 215.315.9100

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Telephone: (609) 919-6604

Facsimile: (609) 919-6701

Attention: Steven M. Cohen, Esq.

Section 9.3.            Benefits of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, including, for the avoidance of doubt, any Employee or securityholder of Seller.

Section 9.4.            Amendments and Waivers.  No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.  Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given.  Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.  No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant, agreement or obligation contained herein.

Section 9.5.          Cumulative Rights.  Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Applicable Law.

Section 9.6.            Expenses.  Except as otherwise specified herein, each party shall bear any costs and expenses with respect to the transactions contemplated herein incurred by it.

Section 9.7.            WAIVER OF JURY TRIAL.   EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

Section 9.8.            Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto without the prior written consent of the other party hereto; provided, however, that Buyer may assign all of its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person, effective upon providing written notice to Seller; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer and Buyer will promptly notify Seller of any such permitted assignment.  Any attempted assignment in violation of this Section 9.8 shall be null and void.

Section 9.9.            Enforceability; Severability.  (a) If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 9.10.          Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents, the Existing Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof, including that certain letter of interest, dated May 16, 2008, by and between Buyer and Seller.

Section 9.11.          Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NOVO NORDISK A/S

By:	/s/ Jesper Brandgaard
Name: Jesper Brandgaard
Title: Chief Financial Officer

By:	/s/ Lise Kingo
Name: Lise Kingo
Title: Executive Vice President and Chiefs of Staff Corporate Relations

NEOSE TECHNOLOGIES, INC.

By:	/s/ George J. Vergis
Name: George J. Vergis
Title: President and Chief Executive Officer

SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT